Exhibit 4.1

CHURCHILL DOWNS INCORPORATED

2025 OMNIBUS STOCK AND INCENTIVE PLAN

CHURCHILL DOWNS INCORPORATED

2025 OMNIBUS STOCK AND INCENTIVE PLAN

1. Purpose. The purpose of the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (the “Plan”) is to attract and retain employees and non-employee directors for Churchill Downs Incorporated and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan, the following terms shall be defined as set forth below:

2.1. “Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Share-Based Award, or Performance Cash granted under the Plan.

2.2. “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3. “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right. Except in the case of a Substitute Award, in no case shall the Base Price be less than the Fair Market Value on the Grant Date of the Freestanding Stock Appreciation Right.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” means the first to occur of the following events:

(a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this definition;

(b) during any twenty-four (24) month period, individuals who, as of the beginning of each period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

2.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7. “Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Global Select Market or, if the Shares are not listed on the Nasdaq Global Select Market, within the meaning of the rules of the principal securities exchange on which the Shares are then traded.

2.8. “Company” means Churchill Downs Incorporated, a Kentucky corporation, or any successor corporation.

2.9. “Deferral Period” means the period of time during which Restricted Share Units are subject to deferral limitations under Section 9.

2.10. “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” means the closing price for the Shares on the date as of which such value is being determined, as reported on the Nasdaq Global Select Market or the principal securities exchange on which the Shares are listed for trading or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that the Company may in its discretion use the closing transaction price of a Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Shares are not listed on a national securities exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

2.13. “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 7 that is not granted in tandem with an Option or similar right.

2.14. “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.15. “Incentive Stock Option” means any Option that meets the requirements of Code Section 422 or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

2.16. “Nonemployee Director” means a member of the Board who is not an Employee.

2.17. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.18. “Option” means any option to purchase Shares granted under Section 6.

2.19. “Optionee” means the person so designated in an Award Agreement evidencing an outstanding Option.

2.20. “Option Price” means the purchase price payable upon the exercise of an Option. Except in the case of a Substitute Award, in no case shall the Option Price be less than the Fair Market Value on the Grant Date of the Option.

2.21. “Other Share-Based Award” shall mean an award granted pursuant to Section 11.

2.22. “Participant” means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan.

2.23. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units awarded pursuant to Section 10.

2.24. “Performance Cash” shall mean any cash incentives awarded pursuant to Section 10.

2.25. “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Objectives may be based on specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume, sales growth, gross profit, gross margin return on investment, share price (including but not limited to, growth measures and total stockholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements, asset growth, market share, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity, ESG-related metrics, or any other performance objectives selected by the Committee whether or not listed herein. Any Performance Objectives that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Potential adjustments include, but are not limited to: (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (b) asset write-downs; (c) significant litigation or claim judgments or settlements; (d) acquisitions or divestitures; (e) any reorganization or change in the corporate structure or capital structure of the Company; (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (g) foreign exchange gains and losses; (h) a change in the fiscal year of the Company; (i) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; or (j) the effect of changes in other laws or regulatory rules affecting reporting results. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.26. “Performance Period” means a period of time established by the Committee within which the Performance Objectives relating to an Award are to be achieved.

2.27. “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 10.

2.28. “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 10.

2.29. “Prior Plan” means the Company’s 2016 Omnibus Stock Incentive Plan and 2007 Omnibus Stock Incentive Plan.

2.30. “Restricted Share Units” means an Award pursuant to Section 8 of the right to receive Shares or, in lieu thereof and to the extent provided in the applicable Award Agreement, the Fair Market Value of such Shares in cash at the end of a specified Deferral Period (including, the right to receive fully vested but deferred Share units).

2.31. “Restricted Shares” mean Shares granted under Section 8 subject to a substantial risk of forfeiture.

2.32. “Shares” means shares of the Common Stock of the Company, no par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 13.

2.33. “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.34. “Stock Appreciation Right” means a right granted under Section 7, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.35. “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

2.36. “Substitute Awards” shall mean Awards granted or Shares issued by the Company under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.37. “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 7 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3. Shares Available Under the Plan.

3.1. Reserved Shares Available for Awards. Subject to adjustment as provided in Section 13, the maximum number of Shares that shall initially be available for all Awards under this Plan, other than Substitute Awards, shall be 3,300,000 Shares, less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2024. After the Effective Date of the Plan, no awards may be granted under the Prior Plan. The number of Shares that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of Shares which become subject to outstanding Awards denominated in Shares, other than Substitute Awards.

3.2. Permitted Addbacks. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2024 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2024, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan.

3.3. No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2024, an option under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2024, options or stock appreciation rights under the Prior Plan; (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2024, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2024, options under the Prior Plan.

3.4. ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 3,300,000 Shares, subject to adjustment as provided in Section 13.

3.5. Limitations on Awards to Nonemployee Directors. Notwithstanding any provision contained herein to the contrary, the maximum number of Shares subject to Awards granted during a single calendar year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director during the calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the limitations set forth in this Section 3.5 shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or any Subsidiary or with respect to any compensation received by the director in his or her capacity as an executive officer or employee of the Company or any Subsidiary.

3.6. Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations for grant to a Nonemployee Director under Section 3.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in this Section 3. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Nonemployee Directors prior to such acquisition or combination.

3.7. Awards Settled in Cash. Awards (including awards outstanding under a Prior Plan) valued by reference to Shares that are settled in equivalent cash or property value will not count against the limitations in this Section 3.

3.8. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. Eligibility. Participants in this Plan shall consist of Employees and Nonemployee Director and persons expected to become Employees and Nonemployee Directors as the Committee in its sole discretion may select from time to time, provided that only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Nonemployee Director. The Committee shall determine, in its sole discretion, the extent to which a Participant shall be considered employed during any periods during which such Participant is on a leave of absence.

5. Plan Administration.

5.1. Board Committee Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of Shares subject to an Award, the number of Stock Appreciation Rights, the number of Restricted Share Units and Performance Units, the dollar value subject to a Performance Cash Award, the Option Price, Base Price or any other purchase price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Award Agreement. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and Stock Appreciation Rights shall become exercisable in part or in full, (ii) all or a portion of the vesting conditions applicable to any outstanding Awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Awards shall lapse and (iv) the Performance Objectives (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an Award, conditions with respect to the award, such as restrictive covenants. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

5.2. Committee Delegation. The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or such other officer of the Company as the Committee deems appropriate, provided that the Committee shall have fixed the total number of Shares with respect to delegations with respect to granting Awards; provided, however, that the Committee may not delegate its power and authority to a member of the Board or the Chief Executive Officer or other officer of the Company with regard to the selection for participation in this Plan of an Employee or Nonemployee Director subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such Employee or Nonemployee Director. Any delegation pursuant to this Section 5.2 shall be subject to the limitations of the Kentucky Business Corporation Act.

5.3. Limitation of Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

6. Options. The Committee may from time to time authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1. Number of Shares. Each grant shall specify the number of Shares to which it pertains.

6.2. Option Price. Other than with respect to a Substitute Award, each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date. With respect to an Option granted as a Substitute Award, which substitution occurs in connection with a transaction to which Code Section 424(a) or Code Section 409A is applicable, the exercise price may be computed in accordance with such Code Sections and the regulations thereunder and the Option may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced.

6.3. Vesting. Each Option grant may specify (i) a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary or (ii) Performance Objectives that must be achieved before the Options or installments thereof shall become exercisable.

6.4. ISOs. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Each Option, or portion thereof, that is not an Incentive Stock Option (including as a result of the failure to qualify as an Incentive Stock Option) shall be a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000 (or such other limit specified in the Code), such Options shall be treated as Nonqualified Stock Options.

6.5. Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date; provided however, that if an Incentive Stock Option shall be granted to any person who, at the time such Incentive Stock Option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary), such Option shall not be exercised later than five years after the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an Incentive Stock Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.

6.6. Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. All terms relating to the exercise, cancellation or other disposition of an Option (i) upon a termination of employment with or service to the Company of the Optionee, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the Award Agreement.

6.7. Method of Exercise. An Option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate Option Price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) such other form of payment approved by the Committee, in each case to the extent set forth in the Award Agreement, (ii) if applicable, by surrendering to the Company any Tandem Stock Appreciation Rights which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until the full Option Price therefor and any withholding taxes thereon, as described in Section 16, have been paid (or arrangement made for such payment to the Company’s satisfaction).

6.8. No Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, an Optionee shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such Option.

7. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1. Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

7.2. Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum amount specified by the Committee on the Grant Date.

7.3. Vesting. Each Stock Appreciation Rights grant may specify (i) a period of continuous employment of the Participant by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary or (ii) Performance Objectives that must be achieved before the Stock Appreciation Rights or installments thereof shall become exercisable.

7.4. Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.

7.5. Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan. All terms relating to the exercise, cancellation or other disposition of a Stock Appreciation Right (i) upon a termination of employment with or service to the Company of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the Award Agreement.

7.6. Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation. The exercise price of a Tandem SAR shall be the Option Price per Share of the related Option.

7.7. Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only, each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date except in the case of Freestanding Stock Appreciation Rights granted as a Substitute Award. With respect to a Freestanding Stock Appreciation Right granted as a Substitute Award, which substitution occurs in connection with a transaction to which Code Section 409A is applicable, the exercise price may be computed in accordance with such Code Section 409A and the regulations thereunder and the Freestanding Stock Appreciation Right may contain such other terms and conditions as the Committee may prescribe to cause such substitute Freestanding Stock Appreciation Right to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued stock appreciation right being replaced.

7.8. Method of Exercise. A Tandem Stock Appreciation Right may be exercised (i) by giving written notice to the Company specifying the number of whole Stock Appreciation Rights which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem Stock Appreciation Right and (iii) by executing such documents as the Company may reasonably request. A Freestanding Stock Appreciation Right may be exercised (A) by giving written notice to the Company specifying the whole number of Freestanding Stock Appreciation Right which are being exercised and (B) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in Section 16, have been paid (or arrangement made for such payment to the Company’s satisfaction).

7.9. No Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, a Participant shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to a Stock Appreciation Right.

8. Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1. Number of Shares and Other Terms. The number of Shares subject to a Restricted Share Award and the vesting period, Performance Period (if any) and Performance Objectives (if any) applicable to a Restricted Share Award shall be determined by the Committee.

8.2. Vesting and Forfeiture. The Award Agreement relating to a Restricted Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the Shares subject to such award (i) if the Participant remains continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the specified vesting period and (ii) if specified Performance Objectives (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the Participant does not remain continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the specified vesting period or (y) if specified Performance Objectives (if any) are not satisfied or met during a specified Performance Period.

8.3. Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant, with restrictions on such Shares duly noted, in consideration of the performance of services, subject to vesting and forfeiture and restrictions on transfer hereinafter referred to.

8.4. Dividends, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an Award of Restricted Shares shall entitle the Participant to dividend, capitalization adjustments applicable to all holders of Shares, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that any dividend or other distribution paid with respect to Shares subject to a Restricted Share Award shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such dividend or distribution was made.

8.5. Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company.

8.6. Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse. All of the terms relating to the satisfaction of Performance Objectives (if any) and the termination of the vesting period or Performance Period relating to a Restricted Share Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

9. Restricted Share Units. The Committee may authorize grants of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1. Number of Shares and Other Terms. The number of Shares subject to a Restricted Share Unit Award and the vesting period, Performance Period (if any) and Performance Objectives (if any) applicable to a Restricted Share Unit Award shall be determined by the Committee.

9.2. Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares or, to the extent set forth in the Award Agreement, the Fair Market Value of such Shares in cash, to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

9.3. Deferral Period. Each grant shall provide that the Restricted Share Units covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date and which may lapse if (i) the Participant remains continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the Deferral Period and (ii) if specified Performance Objectives (if any) are satisfied or met during a specified Performance Period.

9.4. Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Restricted Share Units and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis. Notwithstanding anything contained herein to the contrary, dividend equivalents on Restricted Share Units shall be subject to the same vesting and other restrictions as the Restricted Share Units to which they relate.

9.5. Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. All of the terms relating to the satisfaction of Performance Objectives (if any) and the termination of the Deferral Period or Performance Period relating to a Restricted Share Unit Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

10. Performance Awards. The Committee may authorize grants of Performance Shares, Performance Units and Performance Cash, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

10.1. Number of Performance Shares or Units; Amount of Performance Cash. Each grant shall specify the number of Performance Shares or Performance Units, or amount of Performance Cash, to which it pertains.

10.2. Performance Period. The Performance Period with respect to each Performance Award shall commence on the Grant Date or such other date as the Committee determines.

10.3. Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

10.4. Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

10.5. Payment of Performance Awards. Each grant shall specify the time and manner of payment of Performance Awards that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

10.6. Dividend Equivalents. Any grant of a Performance Award may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares. Notwithstanding anything contained herein to the contrary, dividend equivalents on Performance Awards shall be subject to the same vesting and other restrictions as the Performance Awards to which they relate.

10.7. Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares, Performance Units or Performance Cash, as applicable, are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan. All of the terms relating to the satisfaction of Performance Objectives and the termination of the vesting period or Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

11. Other Share-Based Awards. The Committee may authorize grants of Other-Share Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, including without limitation Shares granted as a bonus and not subject to any vesting conditions, dividend equivalents, share purchase rights and Shares issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Share-Based Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

12. Transferability.

12.1. Transfer Restrictions. Except as provided in Section 12.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

12.2. Limited Transfer Rights. The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer without consideration such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 12.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 12.2.

12.3. Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon the exercise or settlement of an Award, as applicable, shall be subject to further restrictions upon transfer.

12.4. Designation of Beneficiary. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or Stock Appreciation Right granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or Stock Appreciation Right pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

13. Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Option or Stock Appreciation Right and the Option Price or Base Price per Share), the terms of each outstanding Restricted Share Award, Restricted Share Unit Award and Other Share-Based Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and Stock Appreciation Rights in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

14. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

15. Change in Control Provisions.

15.1. Impact on Certain Awards. Unless otherwise provided in an Award Agreement, the Committee (as constituted prior to the Change in Control) shall have the right to provide in the event of a Change in Control: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option Price or Base Price; and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals, target performance or such other performance level determined by the Committee (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Share or Restricted Share Unit Awards based on achievement of performance goals, target performance or such other performance level determined by the Committee (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 15.2 and with appropriate adjustments in accordance with Section 13.

15.2. Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control in which the successor company assumes or substitutes shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as determined by the Committee (as constituted prior to the Change in Control) in accordance with Section 13, if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and shall remain exercisable for a two-year period (or if earlier, until the original expiration date set forth in the Award Agreement); (ii) the restrictions, limitations and other conditions applicable to Restricted Shares, Restricted Share Units and Other Share-Based Awards outstanding as of the date of such termination of employment shall lapse and the Restricted Shares, Restricted Share Units and Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested; and (iii) the restrictions, limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable. For the purposes of this Section 15.2, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), with appropriate adjustments in accordance with Section 13; provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of what fair market value is substantially equal shall be made by the Committee, as constituted prior to the Change in Control, in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control, to the extent the successor company does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable; (ii) restrictions, limitations and other conditions applicable to Awards that are not assumed or substituted for (or continued) shall lapse and the Awards shall become free of all restrictions, limitations and conditions and become fully vested; and (iii) the restrictions, other limitations and other conditions applicable to any other Awards that are not assumed or substituted for (or continued) shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable and the Committee (as constituted prior to the Change in Control) may require such Awards, in its discretion and in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment or other property in an amount equal to (1) in the case of an Option or Stock Appreciation Right, the aggregate number of Shares then subject to the portion of such Option or Stock Appreciation Right surrendered multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the Option Price or Base Price per Share subject to such Option or Stock Appreciation Right, (2) in the case of Restricted Shares, Restricted Share Units, Other Share-Based Awards or Performance Awards denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Objectives applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 15.1, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (3) in the case of an Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Objectives applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 15.1; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash or other property pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

16. Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or sale or (E) such other form of payment approved by the Committee, in each case to the extent set forth in the Award Agreement. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules); provided, however, that if a fraction of a Share would be required to satisfy the minimum statutory withholding taxes, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share.

17. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

18. Amendments and Other Matters.

18.1. Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall (a) materially impair the rights of a Participant with respect to a previously granted Award without the Participant’s consent, except with respect to an amendment that is necessary to be made in order to comply with applicable law, stock exchanges rules or accounting rules or (b) increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 13, or modify the prohibition on repricing contained in Section 18.4, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

18.2. Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Restricted Share Units. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares, provided that any dividend equivalents shall be subject to the same vesting conditions as the underlying Awards.

18.3. Conditional Awards. Subject to Section 18.4, the Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

18.4. Repricing Prohibited. The Committee shall not, without the approval of the Company’s stockholders, (a) lower the Option Price or Base Price per Share of an Option or Stock Appreciation Right after it is granted, (b) cancel any previously granted Option or Stock Appreciation Right in exchange for another Option or Stock Appreciation Right with a lower Option Price or Base Price, (c) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award, or (d) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 13.

18.5. No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

18.6. Rights as a Stockholder. No person shall have any right as a stockholder of the Company with respect to any Shares or other equity security of the Company which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such Shares or equity security.

18.7. Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

18.8. Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, this Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be administered in a manner that is intended to comply with, or exempt from, Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any Award (including any taxes or penalties under Section 409A of the Code), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which are payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code), shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death, to the extent required to comply with Section 409A of the Code. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder. For purposes of Section 409A of the Code, each payment made under this Plan or any Award shall be treated as a separate payment.

19. Effective Date. This Plan shall become effective upon its approval by the stockholders of the Company.

20. Termination. This Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company (and, with respect to Incentive Stock Options, on the tenth anniversary of the date upon which it is approved by the Board), unless earlier terminated by the Board, and no Award shall be granted after that date. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

21. Recoupment of Awards. The Awards granted under this Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Churchill Downs Incorporated Policy on Recoupment of Incentive Compensation, and any other policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.

22. Governing Law. This Plan, each Award hereunder and the related Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Kentucky and construed in accordance therewith without giving effect to principles of conflicts of laws.

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